                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13E-3
                                 (RULE 13e-100)

           TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 13E-3 THEREUNDER

           RULE 13e-3 TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 4)


                              CHESTER BANCORP, INC.
                                (Name of Issuer)

                   Chester Bancorp, Inc. and Michael W. Welge
                      (Name of Person(s) filing Statement)

                          Common Stock, $.01 par value

                         (Title of Class of Securities)

                                    164903106

                      (CUSIP Number of Class of Securities)

                                Michael W. Welge
                Chairman, President, and Chief Financial Officer

                              Chester Bancorp, Inc.

                                112 State Street

                             Chester, Illinois 62233

                                 (618) 826-5038
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and

                Communications on Behalf of the Filing Person(s))

                                    Copy to:
                               John M. Welge, Esq.
                                 Bryan Cave LLP
                       One Metropolitan Square, Suite 3600
                            St. Louis, Missouri 63102
                                  (314)259-2000
                               Fax: (314)259-2020

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This statement is filed in connection with:

         a) [ ] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

         b) [ ] The filing of a registration Statement under the Securities Act of 1933.

         c) [X] A tender offer.

         d) [ ] None of the above.

         Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]

         Check the following box if the filing is a final amendment reporting the results of the transaction: [ ]


                            CALCULATION OF FILING FEE

             Transaction Valuation*                      Amount of Filing Fee**
             $ 2,200,000                                        $ 178

*Calculated solely for the purpose of determining the filing fee, based upon the tender offer price of $22.00 per share for the eligible common stock as of April 11, 2003 multiplied by the maximum number of shares to be purchased (100,000).

** Previously paid.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:      Not applicable.    Filing party:    Not applicable.

Form or Registration No.:    Not applicable.    Date Filed:      Not applicable.


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This Amendment No. 4 to the Schedule 13e-3 amends and supplements the Schedule
13e-3 filed with the Securities and Exchange Commission on April 3, 2003, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on April 16, 2003, as amended by Amendment No. 2 filed with the Securities and Exchange Commission on April 22, 2003, as amended by Amendment No. 3 filed with the Securities and Exchange Commission on April 24, 2003, related to the offer by Chester Bancorp, Inc., a Delaware corporation, to purchase up to 100,000 shares of its common stock, $0.01 par value, at a price of $22.00 per share, upon the terms set forth in the Offer to Purchase dated April 11, 2003, as amended and restated on May 2, 2003.

ITEMS 1 - 15.

As permitted by General Instruction F to Schedule 13E-3, the information set forth in the Amended and Restated Offer to Purchase, dated May 2, 2003 ("Amended Offer to Purchase"), and the Amended and Restated Letter of Transmittal, attached as exhibits (a)(1)(vi) and (a)(1)(vii) respectively, is incorporated into this Amendment No. 4.

Item 16 is hereby amended and restated by adding exhibits (a)(1)(v), (a)(1)(vi),
(a)(1)(vii) and a(5)(iii).

ITEM 16.  EXHIBITS.

EXHIBIT NO.                DESCRIPTION
(a)(1)(i)                  Offer to Purchase*

(a)(1)(ii)                 Letter of Transmittal*

(a)(1)(iii)                Notice of Guaranteed Delivery*

(a)(1)(iv)                 Letter to shareholders from Michael W. Welge, Chairman, President and Chief
                           Financial Officer, dated April 11, 2003*

(a)(1)(v)                  Letter to shareholders from Michael W. Welge, Chairman, President and Chief
                           Financial Officer, dated May 2, 2003

(a)(1)(vi)                 Amended and Restated Offer to Purchase

(a)(1)(vii)                Amended and Restated Letter of Transmittal

(a)(5)(i)                  Guidelines for Certification of Taxpayer Identification Number on Substitute
                           Form W-9*

(a)(5)(ii)                 Press Release dated April 11, 2003*


(a)(5)(iii)                Press Release dated May 2, 2003

*previously filed



                                       1
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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 2, 2003                     CHESTER BANCORP, INC.

                                        By:    /s/ Michael W. Welge
                                           ------------------------------------
                                           Name:  Michael W. Welge
                                           Title:  President and Chief Financial
                                           Officer



Dated:  May 2, 2003                            /s/ Michael W. Welge
                                           ------------------------------------
                                                   Michael W. Welge









                                       2




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                                 EXHIBIT INDEX

EXHIBIT NO.                DESCRIPTION
(a)(1)(i)                  Offer to Purchase*

(a)(1)(ii)                 Letter of Transmittal*

(a)(1)(iii)                Notice of Guaranteed Delivery*

(a)(1)(iv)                 Letter to shareholders from Michael W. Welge, Chairman, President and Chief
                           Financial Officer, dated April 11, 2003*

(a)(1)(v)                  Letter to shareholders from Michael W. Welge, Chairman, President and Chief
                           Financial Officer, dated May 2, 2003

(a)(1)(vi)                 Amended and Restated Offer to Purchase

(a)(1)(vii)                Amended and Restated Letter of Transmittal

(a)(5)(i)                  Guidelines for Certification of Taxpayer Identification Number on Substitute
                           Form W-9*

(a)(5)(ii)                 Press Release dated April 11, 2003*


(a)(5)(iii)                Press Release dated May 2, 2003

*previously filed